UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
November 17, 2009

(Date of Report — Date of earliest event reported)
TRONOX INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	1-32669	20-2868245

(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3301 N.W. 150th Street
Oklahoma City, Oklahoma	73134

(Address of principal executive offices)	(Zip Code)
(405) 775-5000

(Registrant’s telephone number)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events
     As previously disclosed, the Company continues to pursue a dual-track process in an effort to maximize value for the estate of the Company and the Company’s stakeholders. As part of this process, the Company is actively pursuing a sale of all or substantially all of the Company’s operating assets through Section 363 of the Bankruptcy Code. The Company has previously entered into a “stalking horse” bid with affiliates of Huntsman Corporation, and is currently engaged with several parties to create competition with that stalking horse bid at a public auction for such assets, which is expected to be held in early December 2009.
     While the sale process continues, the Company is also working with its stakeholders concerning the possibility of a stand-alone reorganization as an alternative to the sale. As part of this effort, on November 10, 2009, Tronox Incorporated (collectively with its direct and indirect subsidiaries, the “Company”) entered into letter agreements with each of General Electric Capital Corporation (“GE”) and Goldman Sachs Lending Partners LLC (“Goldman”) each to act as financing source and arranger, respectively, in connection with providing new debtor in possession to exit financing for a $125 million asset backed revolver facility and a $300 million first lien term loan (such new financing, the “DIP to Exit Facilities”). If the Company is able to reach agreement with its stakeholders regarding a standalone reorganization and chooses to pursue a reorganization rather than a sale, and if the Company, GE and Goldman’s efforts are successful and a plan of reorganization is confirmed, the proceeds from the DIP to Exit Facilities would be used to refinance the Company’s existing indebtedness, fund a potential settlement with the United States Government and be available for general corporate purposes following the Company’s exit from bankruptcy.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRONOX INCORPORATED
By:	/s/ Michael J. Foster
Michael J. Foster
Vice President, General Counsel and Secretary

Dated: November 17, 2009